Exhibit 5.1

MILBANK, TWEED, HADLEY & McCLOY LLP

NEW YORK 1-212-530-5000	10 GRESHAM STREET	SÃO PAULO, SP 55-11-3927-7700

LOS ANGELES 1-213-892-4000	LONDON EC2V 7JD	BEIJING 86-10-5969-2700

WASHINGTON, D.C. 1-202-835-7500		HONG KONG 852-2971-4888

FRANKFURT 49-69-71914-3400	TEL: 44–20–7615–3000 FAX: 44–20–7615–3100	SINGAPORE 65-6428-2400

MUNICH 49-89-25559-3600	July 19, 2011	TOKYO 81-3-5410-2801

Virgin Media Secured Finance PLC

Media House, Bartley Wood Business Park

Bartley Way

Hook, Hampshire

RG27 9UP

United Kingdom

Ladies and Gentlemen:

We have acted as special United States counsel to Virgin Media Secured Finance PLC, a public limited company organized under the laws of England and Wales (the “Company”), Virgin Media Inc., a Delaware corporation (the “Parent”), and each of the guarantors listed on Schedule A hereto (together with the Parent, the “Guarantors”) in connection with the filing of a registration statement under the Securities Act of 1933, as amended (the “Act”), on Form S-4 with the Securities and Exchange Commission (the “Registration Statement”) relating to up to $500,000,000 in aggregate principal amount of 5.25% Senior Secured Notes due 2021 and up to £650,000,000 in aggregate principal amount of 5.50% Senior Secured Notes due 2021 of the Company (collectively, the “Exchange Notes”) and the related guarantees of the Exchange Notes by the Guarantors (the “Exchange Guarantees”) to be issued in exchange for an equal aggregate principal amount of the Company’s outstanding 5.25% Senior Secured Notes due 2021 and 5.50% Senior Secured Notes due 2021 (collectively, the “Original Notes”), respectively, and the related guarantees of the Original Notes by the Guarantors issued on March 3, 2011 pursuant to (i) the Indenture, dated as of March 3, 2011 (the “Indenture”), among the Company, the Parent, Virgin Media Finance PLC, Virgin Media Investment Holdings Limited, the guarantors named therein, The Bank of New York Mellon, as trustee (the “Trustee”), and paying agent, and The Bank of New York Mellon (Luxembourg) S.A., as Luxembourg paying agent and (ii) the Registration Rights Agreement dated as of March 3, 2011 (the “Registration Rights Agreement”) among the Company, the Parent, Virgin Media Finance PLC, Virgin Media Investment Holdings Limited, and the Initial Purchasers listed on Schedule I-A and I-B thereto. All capitalized terms used herein that are defined in, or by reference in, the Indenture have the meanings assigned to such terms therein or by reference therein, unless otherwise defined herein.

MILBANK, TWEED, HADLEY & MCCLOY LLP IS A LIMITED LIABILITY PARTNERSHIP ORGANIZED IN THE UNITED STATES UNDER THE LAWS OF THE STATE OF DELAWARE, WHICH LAWS LIMIT THE PERSONAL LIABILITY OF PARTNERS. THE PARTNERS ARE ALL SOLICITORS OF THE SUPREME COURT OF ENGLAND & WALES OR REGISTERED FOREIGN LAWYERS AND A LIST OF THEIR NAMES AND PROFESSIONAL QUALIFICATIONS IS AVAILABLE FOR INSPECTION AT 10 GRESHAM STREET LONDON EC2V 7JD. THE FIRM IS REGULATED AS A MULTI-NATIONAL PARTNERSHIP BY THE SOLICITORS REGULATION AUTHORITY.

MILBANK, TWEED, HADLEY & McCLOY LLP

In rendering the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records and agreements and other instruments, certificates of public officials, certificates of officers and representatives of the Company, the Guarantors and the Trustee and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. We have examined, among other documents, the following:

(a)	the Indenture;

(b)	the Original Notes;

(c)	the Exchange Notes; and

(d)	the Exchange Guarantees.

The documents referred to in items (a) through (d) above are collectively referred to as the “Documents.”

In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to various questions of fact material to such opinions, we have, when relevant facts were not independently established, relied upon certificates of officers and representatives of the Company and the Guarantors and other appropriate persons, and statements contained in the Registration Statement and in other documents as we have deemed necessary as a basis for such opinions.

To the extent that the obligations of the Company and the Guarantors under the Exchange Notes, the Exchange Guarantees and the Indenture may be dependent on such matters, we have assumed for purposes of this opinion that:

(a)	the Exchange Notes will be duly authenticated and delivered by the Trustee;

(b)	all of the parties to the Documents (other than the Parent) are validly existing and in good standing under the laws of their respective jurisdictions of organization and have the power and authority to (i) execute and deliver the Documents, (ii) perform their obligations thereunder and (iii) consummate the transactions contemplated thereby;

(c)	the Documents have been duly authorized by all of the parties thereto (other than the Parent);

(d)	the Documents have been duly executed and delivered (x) by all of the parties thereto (other than Company and the Guarantors) and (y) by the Company and the Guarantors (other than the Parent) under the laws of their respective jurisdictions of incorporation or organization, (z) the Documents constitute valid and binding obligations of all the parties thereto (except to the extent specifically set forth below with respect to the Company and the Guarantors), enforceable against such parties in accordance with their respective terms; and

MILBANK, TWEED, HADLEY & McCLOY LLP

(e)	all of the parties to the Documents will comply with all laws applicable thereto.

We have also assumed that at the time of the issuance and delivery of the Exchange Notes and the Exchange Guarantees, there will not have occurred any change in law affecting the validity, legally binding character or enforceability of the Exchange Notes or the Exchange Guarantees and that the issuance and delivery of the Exchange Notes and the Exchange Guarantees, all of the terms of the Exchange Notes and the Exchange Guarantees and the performance by the Company and the Guarantors of their respective obligations thereunder will comply with applicable law and with each requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or the Guarantors and will not result in a default under or a breach of any agreement or instrument then binding upon the Company or the Guarantors.

Based upon and subject to the foregoing, and subject also to the assumptions and qualifications set forth below, and having regard to legal considerations we deem relevant, we are of the opinion that:

1.	The Exchange Notes, when executed, delivered and authenticated in accordance with the provisions of the Indenture and when exchanged by the holders thereof for the applicable Original Notes in the manner contemplated by the Registration Statement and in accordance with the terms of the Registration Rights Agreement and the Indenture, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except: (i) as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or similar laws relating to or affecting creditors’ rights generally; (ii) as the enforceability thereof is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy, and (b) concepts of materiality, reasonableness, good faith and fair dealing; and (iii) as may be limited by possible judicial action giving effect to foreign governmental actions or laws.

2.

Each of the Exchange Guarantees, when the applicable Exchange Notes are executed, delivered and authenticated in accordance with the provisions of the Indenture and exchanged by the holders thereof for the applicable Original Notes in the manner contemplated by the Registration Statement and in accordance with the terms of the Registration Rights Agreement and the Indenture, will constitute valid and legally binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms, except: (i) as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or similar laws relating to or affecting creditors’ rights generally; (ii) as the enforceability thereof is subject to the application of general

MILBANK, TWEED, HADLEY & McCLOY LLP

principles of equity (regardless of whether considered in a proceeding in equity or at law), including (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy, and (b) concepts of materiality, reasonableness, good faith and fair dealing; (iii) as may be limited by possible judicial action giving effect to foreign governmental actions or laws; and (iv) that the waiver of defenses by the Guarantors in such guarantees may be limited by principles of public policy in New York.

The opinions set forth above are subject to the following qualifications:

(A) We express no opinion as to the validity, binding effect or enforceability of any provision of the Documents relating to indemnification, contribution or exculpation.

(B) We express no opinion as to the validity, binding effect or enforceability of any provision of the Documents:

(i) containing any purported waiver, release, variation, disclaimer, consent or other agreement of similar effect (all of the foregoing, collectively, a “Waiver”) by the Company or the Guarantors under any of such Documents to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under provisions of applicable law (including judicial decisions);

(ii) related to (I) whether a United States federal or state court outside the State of New York would give effect to the choice of New York law in the Indenture and the Exchange Notes; (II) whether the federal courts of the United States could exercise jurisdiction over any action brought against the Company and Guarantors by any party not a “citizen” of any state for purposes of 28 U.S.C. § 1331 and 28 U.S.C. § 1332; (III) the enforceability of any provision to the extent such provision provides indemnity in respect of any loss sustained as the result of the conversion into United States dollars of a judgment or order rendered by a court or tribunal of any particular jurisdiction and expressed in a currency other than United States dollars; (IV) the enforceability in the United States of any waiver of immunity to the extent it applies to immunity acquired after the date of the relevant agreement; or (V) any waiver of forum non conveniens or similar doctrine with respect to proceedings in any court other than a court of the State of New York;

(iii) specifying that provisions thereof may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such agreement;

(iv) purporting to give any person or entity the power to accelerate obligations without any notice to the obligor; and

(v) which may be considered to be in the nature of a penalty.

MILBANK, TWEED, HADLEY & McCLOY LLP

(C) Provisions in the Exchange Guarantees and the Indenture that provide that the Guarantors’ liability thereunder shall not be affected by (i) amendments to, or waivers of, provisions of documents governing the guaranteed obligations, (ii) other actions, events or circumstances that make more burdensome or otherwise change the obligations and liabilities of the Guarantors, or (iii) actions or failures to act on the part of the holders of the Notes or the Trustee, might not be enforceable if such amendments, waivers, actions, events, circumstances or failures to act change the essential nature of the terms and conditions of the obligation and guarantee of the Guarantors under the Indenture.

(D) We have assumed that consideration that is fair and sufficient to support the Exchange Guarantees of each Guarantor under the Indenture has been, and would be deemed by a court of competent jurisdiction to have been, duly received by each Guarantor.

The opinions expressed herein are limited to the laws of the State of New York and, to the extent relevant, the Delaware General Corporation Law and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein. With respect to all matters that involve the laws of Scotland, we note that you are relying on the opinion of HBJ Gateley Wareing (Scotland) LLP, which is filed as Exhibits 5.3 to the Registration Statement. In addition, we have on the date hereof addressed to you a separate opinion under English law, filed as Exhibit 5.2 to the Registration Statement, and we note that you are relying on that opinion with respect to all matters that involve the laws of England.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus contained in such Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

This letter is furnished to you in connection with the filing of the Registration Statement, and may not be used, quoted, relied upon or otherwise referred to by any other person or for any other purpose without our express written consent in each instance. We disclaim any obligation to update anything herein for events occurring after the date hereof.

Very truly yours,

/s/ Milbank, Tweed, Hadley & McCloy LLP

Milbank, Tweed, Hadley & McCloy LLP

TP/RM

MILBANK, TWEED, HADLEY & McCLOY LLP

SCHEDULE A

Avon Cable Joint Venture

Bamsley Cable Communications Limited

BCMV Limited

Birmingham Cable Limited

Cable Camden Limited

Cable Enfield Limited

Cable Hackney & Islington Limited

Cable Haringey Limited

Doncaster Cable Communications Limited

EuroBell (South West) Limited

EuroBell (Sussex) Limited

EuroBell (West Kent) Limited

EuroBell Internet Services Limited

Halifax Cable Communications Limited

Middlesex Cable Limited

NTL Business Limited

NTL Cablecomms Bolton

NTL Cablecomms Bromley

NTL Cablecomms Bury and Rochdale

NTL Cablecomms Cheshire

NTL Cablecomms Derby

NTL Cablecomms Greater Manchester

NTL Cablecomms Macclesfield

NTL Cablecomms Oldham and Tameside

NTL Cablecomms Solent

NTL Cablecomms Staffordshire

NTL Cablecomms Stockport

NTL Cablecomms Surrey

NTL Cablecomms Sussex

NTL Cablecomms Wessex

NTL Cablecomms Wirral

NTL Cambridge Limited

NTL Glasgow

NTL Kirklees

NTL Midlands Limited

NTL Wirral Telephone and Cable TV Company

Sheffield Cable Communications Limited

Telewest Communications (Cumbernauld) Limited

MILBANK, TWEED, HADLEY & McCLOY LLP

Telewest Communications (Dumbarton) Limited

Telewest Communications (Dundee & Perth) Limited

Telewest Communications (Falkirk) Limited

Telewest Communications (Glenrothes) Limited

Telewest Communications (London South) Joint Venture

Telewest Communications (Midlands and North West) Limited

Telewest Communications (Midlands) Limited

Telewest Communications (Motherwell) Limited

Telewest Communications (North East) Partnership

Telewest Communications Networks Limited

Telewest UK Limited

Virgin Media Business Limited

Virgin Media Finance PLC

Virgin Media Investment Holdings Limited

Virgin Media Investments Limited

Virgin Media Limited

Virgin Media Payments Limited

Virgin Media SFA Finance Limited

VMWH Limited

Virgin Media Wholesale Limited

Virgin Mobile Group (UK) Limited

Virgin Mobile Holdings (UK) Limited

Virgin Mobile Telecoms Limited

Virgin Net Limited

VMIH Sub Limited

Wakefield Cable Communications Limited

X-Tant Limited